Exhibit 16

                              DIOMED HOLDINGS, INC.

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                         CERTIFICATE OF DESIGNATIONS OF
                            CLASS E PREFERRED STOCK,
                           PAR VALUE $0.001 PER SHARE

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       Pursuant to Section 151(g) of the Delaware General Corporation Law

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IT IS HEREBY CERTIFIED that:

         1. The name of the company (hereinafter called the "CORPORATION") is Diomed Holdings, Inc., a corporation organized and now existing under the Delaware General Corporation Law ("DGCL").

         2. The Certificate of Incorporation of the Corporation (the "CERTIFICATE OF INCORPORATION") authorizes the issuance of Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (the "PREFERRED STOCK"), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares by resolution or resolutions and to establish the designations and number of shares to be issued.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the DGCL, has adopted the resolution set forth below to create a series of Preferred Stock designated as Class E Stock. Pursuant to said Section 151, the approval of the Corporation's shareholders was not required.

         RESOLVED, That Twenty (20) shares of the One Million Nine Hundred Ninety-Nine Thousand Nine Hundred Fifty-Six (1,999,956) shares of the Preferred Stock of the Corporation which are authorized but unissued shares as of the date of this certificate shall hereby be designated Class E Preferred Stock, par value $0.001 per share (the "CLASS E STOCK"), and shall possess the rights and preferences set forth below:

         1. Dividends. The holders of the Corporation's Class E Stock shall be entitled, when and if declared by the board of directors of the corporation (the "BOARD OF DIRECTORS"), to cash dividends and distributions out of funds of the corporation legally available for that purpose (collectively, "DISTRIBUTIONS") pari passu with the holders of the Corporation's common stock, par value $0.001 per share (the "COMMON STOCK"), such that the Distributions payable on each issued and outstanding share of the Class E Stock shall be equal to 1,355,862 times the Distribution paid or to be paid on each share of Common Stock, and all


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Distributions shall be declared, paid and set aside ratably on the foregoing basis among the holders of the Class E Stock and the holders of the Common Stock in proportion to the issued and outstanding shares of the Class E Stock and the Common Stock held by them.

         2. Voting.

                  (a) The holders of the Class E Stock shall each be entitled to one vote per share of the issued and outstanding shares of Class E Stock owned by such holder.

                  (b) The affirmative vote of the holders of a majority of the issued and outstanding shares of the Class E Stock, voting as a separate class, shall be required to change the powers, preferences or special rights of the shares of the Class E Stock in relation to the shares of the Common Stock.

         3. Liquidation.

                  (a) Upon the occurrence of a Liquidating Event (as defined below in Section 3(b) of this Certificate), whether voluntary or involuntary, the holders of the Class E Stock and the Common Stock of all classes shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders or from the net proceeds from a sale, lease, exchange or other disposition of the assets of the Corporation (in any such case, the "PROCEEDS"), as applicable, the amount of $108,469.00 per share of Class E Stock held by each such holder, and then and after such amount has been paid to such holder, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the issued and outstanding shares of the Common Stock held by them.

                  (b) Liquidating Event. Any of the following shall be considered a "LIQUIDATING EVENT" and shall entitle the holders of the Class E Stock to receive promptly after the Corporation's realization thereof, in cash, securities or other property, those amounts specified in Section 3(a) of this
Certificate:

                           (i) any liquidation, dissolution or winding up of the
                  Corporation; or

                           (ii) any sale, lease, exchange or other disposition
                  of all or substantially all the Corporation's assets.

         4. Uncertificated Shares. The shares of the Class E Stock shall be uncertificated shares; provided, that in accordance with Section 158 of the DGCL every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation representing the number of shares owned of record by such holder in certificate form.


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Designations as the act and deed of the Corporation.

Dated:  August 13, 2003

                                                    /s/ Lisa M. Bruneau
                                                    ----------------------------
                                                    Name: Lisa M. Bruneau
                                                    Title:   Secretary

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